Exhibit 99.1

News Release

For Further Information:
Jennifer Love, 816-854-4448, Jennifer.Love@hrblock.com
NYSE: HRB

H&R Block Announces New Chief Financial Officer
Jeff Brown, eight-year company veteran, to lead financial organization

For Immediate Release: Sept. 21, 2010

KANSAS CITY, Mo. – H&R Block announced today the appointment of Jeff Brown as chief financial officer.  Brown has been the company’s interim CFO for the past five months.  As an eight-year veteran of H&R Block, Brown has played an important role in a variety of financial functions.

“I am very pleased with the leadership Jeff has provided me and the organization in his interim role,” said Alan Bennett, H&R Block’s president and chief executive officer.  “Jeff has all the talent and personal characteristics needed to be highly successful as the permanent CFO.  He has earned my full confidence, as well as that of the board of directors.”

Most recently, Brown served as H&R Block’s corporate controller.  Prior to that, he was the corporate controller and vice president of finance (Americas) at Bacou-Dalloz, now Sperian Protection, and served in key positions at KPMG. Brown has a business administration degree from the University of Nebraska and is a certified public accountant.

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About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services provider, having prepared more than 550 million tax returns since 1955. In fiscal 2010, H&R Block had annual revenues of $3.9 billion and prepared more than 23 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through McGladrey. For more information visit our Online Press Center at www.hrblock.com.